UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2016

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Closing of the Rights Offering

On February 18, 2016, Empire Resorts, Inc. (the “Company”) issued a press release announcing its rights offering (the “Rights Offering”) and standby purchase of shares not sold in the Rights Offering, which generated approximately $290 million in gross proceeds for the Company, closed on February 17, 2016. The Company issued a total of 20,138,888 shares of common stock at $14.40 per share. This includes 176,086 shares issued to holders upon exercise of their basic subscription rights and 13,136,817 shares issued to Kien Huat Realty III Limited (“Kien Huat”), our largest stockholder, upon exercise of its basic subscription rights. Kien Huat also acquired the remaining 6,825,985 shares not sold in the Rights Offering pursuant to the terms of a standby purchase agreement. The Company paid Kien Huat a fee of $1,450,000 for its commitment pursuant to the standby purchase agreement and reimbursed Kien Huat for its expenses related to the standby purchase agreement in an amount of $50,000.

The Company will use the net proceeds of the Rights Offering (i) for the expenses relating to the development of the Montreign Resort Casino (the “Casino Project”) at the site of the Adelaar (“Adelaar”) in Sullivan County, New York, (ii) to redeem the Series E Preferred Stock of the Company in accordance with an existing settlement agreement and (iii) for the expenses related to the development of the Golf Course and Entertainment Village, each of which are part of the initial phase of Adelaar, and to support the working capital needs of the Company. A copy of the press release is filed as Exhibit 99.1 hereto.

Conversion of the Kien Huat Note

On June 26, 2014, Kien Huat and the Company entered into that certain Commitment Letter, which was last amended on September 22, 2015 (as amended, the “Commitment Letter”), pursuant to which Kien Huat committed to support the Company’s equity financing needs with respect to the Casino Project and Adelaar. Kien Huat’s commitment to participate in, and backstop, the Rights Offering was made in accordance with the Commitment Letter. Pursuant to the Commitment Letter, Kien Huat also agreed to convert in accordance with its terms that certain convertible note in the principal amount of $17.4 million (the “Note”) into shares of the Company’s common stock upon the earlier to occur of (i) the closing of this Rights Offering and (ii) the maturity of the Note, which is March 31, 2016. Accordingly, upon consummation of the Rights Offering, on February 17, 2016, the Note was converted into 1,332,058 shares of common stock, which conversion, along with the payment in cash of interest due, satisfied the Note in full (the “Note Conversion”). After giving effect to the Rights Offering (including the standby purchase) and the Note Conversion, Kien Huat will own approximately 88.7% of the outstanding shares of the Company’s common stock.

Letter Agreement

As a result of Kien Huat’s increased proportionate ownership following the consummation of the Rights Offering and the conversion of the Note, at the request of the Company, on February 17, 2016, Kien Huat and the Company entered a letter agreement (the “Letter Agreement”) pursuant to which, during the period commencing on February 17, 2016 and ending on the earlier of (i) the three year anniversary of the closing of the Rights Offering and (ii) the one year anniversary of the opening of the Casino Project, Kien Huat has agreed not to take certain actions with respect to the Company. In particular, during such time period, Kien Huat has agreed not to, and to cause its affiliates other than the Company or its subsidiaries (collectively with Kien Huat, “Kien Huat Parties”) not to, take certain actions in furtherance of a “going-private” transaction (as such term is defined in the Letter Agreement) involving the Company unless such transaction is subject to the approval of (x) holders of a majority of the votes represented by the common stock, Series B preferred stock and any other capital stock of the Company entitled to vote together with the common stock in the election of the board of directors (the “Board”) of the Company (other than any such capital stock owned by any Kien Huat Parties) and (x) either (A) a majority of disinterested members of the Board of Directors of the Company (the “Board”) or (y) a committee of the Board composed of disinterested members of the Board. In addition, during such period, the Company and Kien Huat have agreed to cooperate to ensure that, to the greatest extent possible, the Board includes no fewer than three (3) independent directors (the definition of independence as determined under the standards of The Nasdaq Stock Market or any other securities exchange on which the common stock of the Company is then listed).

This summary description of Letter Agreement is qualified in its entirety by reference to the actual Letter Agreement, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Letter Agreement, dated February 17, 2016, by and between Empire Resorts, Inc. and Kien Huat Realty III Limited

99.1	Press Release, dated February 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 18, 2016

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer